Exhibit 8.24

                               Amendment No. 3 to
                         Shareholder Services Agreement
                                 by and between
                     American Fidelity Assurance Company and
                  American Century Investment Management, Inc.


     American Fidelity Assurance Company (the "Company"), American Century Investment Management, Inc. ("Distributor") and American Century Investment Services, Inc. ("ACIS") hereby amend the Shareholder Services Agreement dated January 16, 2001, as amended by Amendment No. 1 to Shareholder Services Agreement dated as of April 6, 2001 and Amendment No.2 to Shareholder Services Agreement dated as of June 27, 2002, (as amended, the "Agreement") as follows:

1. As of January 1, 2003, the Distributor assigned all its rights and obligations under the Agreement to ACIS and ACIS accepted such assignment. From this date forward, all references to "Distributor" shall be deemed to refer to ACIS.

2. American Fidelity Securities, Inc., an affiliate of the Company ("AFS"), is added as a party to the Agreement.

3.   Section 5 is amended to add the following:

     (d) Distributor shall cooperate with the Company and any third-party administrator designee of the Company in making documentation relating to the Funds available to Contract owners in electronic form.

4.   Section 6 is deleted in its entirety and replaced with the following section 6:

     6.   Compensation and Expenses.

     (a) The Accounts shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the "Record Owner"). The Record Owner shall properly complete any applications or other forms required by Distributor or the Issuer from time to time.

     (b) Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, the Distributor will pay AFS a fee (the "Administrative Services Fee") equal to 20 basis points (.20%) per annum of the average aggregate amount invested by the Company under this Agreement, commencing with the month in which the average aggregate market value of investments by the Company in the Funds exceeds $10 million. The Administrative Service Fee shall be paid only on assets over $10 million. No payment obligation shall arise until the Company's average aggregate investment in the Funds exceeds $10 million, and such payment obligation, once commenced, shall be suspended with respect to any month during which the Company's average aggregate investment in the Funds drops below $10 million.

     (c) The payments received by AFS under this Agreement are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

     (d)  For the purposes of computing the payment to AFS contemplated by this
          Section 6, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each calendar day during the month and dividing by the total number of calendar days during such month.

     (e) Distributor will calculate the amount of the payment to be made pursuant to this Section 6 at the end of each calendar quarter and will make such payment to AFS within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by Distributor for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

                        American Fidelity Securities, Inc.
                        2000 N. Classen Boulevard
                        Oklahoma City, OK 73106-6013
                        Attention:  Shirley Williams, FMS 10 East
                        Phone No.:  (405) 523-5397
                        Fax No.:  (405) 523-5847

5. Section 17 is amended to add the following prior to the last sentence of such section:

                        American Fidelity Securities, Inc.
                        2000 N. Classen Boulevard
                        Oklahoma City, OK 73106-6013
                        Attention:  Marvin Ewy, Vice President
                        Phone No.:  (405) 523-5339
                        Fax No.:  (405) 523-5687

6. This Amendment No.3 to Shareholder Services Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

7. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

                           [Signature Page to Follow]

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     DATED March 22, 2005.


AMERICAN CENTURY INVESTMENT               AMERICAN CENTURY INVESTMENT
MANAGEMENT, INC.                          SERVICES, INC.


By:     WILLIAM M. LYONS                  By:    WILLIAM M. LYONS
Name:   William M. Lyons                  Name:  William M. Lyons
Title:  President                         Title: President


AMERICAN FIDELITY ASSURANCE COMPANY       AMERICAN FIDELITY SECURITIES, INC.

By:    JOHN W. REX                        By:    DAVID R. CARPENTER
Name:  John W. Rex                        Name:  David R. Carpenter
Title: President                          Title: President